MEMORANDUM OF AGREEMENT entered into in the City and District of Montreal, Province of Quebec, as of the 9th day of October, 2001.

BETWEEN: LMS MEDICAL SYSTEMS LTD., a duly incorporated corporation, having its principal place of business at 5252 de Maisonneuve Boulevard West, Suite 314, in the City and District of Montreal, Province of Quebec, H4A 3S5, herein acting and represented by Benoit LaSalle, its Chairman of the Board, duly authorized hereunto as he so declares;

                                 (hereinafter referred to as the "CORPORATION")

AND: DIANE COTE, residing and domiciled at 10760 Grande Allee, City of Montreal, Province of Quebec, H3L 2M7;

                                 (hereinafter referred to as the "EXECUTIVE")

WHEREAS the Corporation operates the Business (as such term is hereinafter defined);

WHEREAS the Corporation wishes, subject to the terms herein set out, to engage the Executive in the capacity of President and Chief Executive Officer;

WHEREAS the Executive is willing to accept such appointment, in accordance with the terms herein set out;

                   NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:


1.   CERTAIN DEFINITIONS

1.1 For the purposes hereof, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions shall have the meanings ascribed to them as follows:

     a) "AFFILIATE" means CALM Medical Solutions, Inc. as well as such other entities which may become Affiliates (as such term is defined in the Canada Business Corporations Act) of the Corporation following the execution of this Agreement provided that the Executive is advised of same;

     b) "AGREEMENT" means this Employment Agreement and the accompanying Schedules and includes any and every deed or instrument which is supplementary or ancillary hereto or an implementation hereof;

     c) "BUSINESS" means the Corporation's business which essentially involves the development and marketing of software and specialized monitoring equipment which enables health professionals to obtain data in real time during the delivery process. An essential component of the Business is the Corporation's product, CALM(TM), which is a software mathematical model which shows how a mother's labor is progressing compared to a reference population of expectant mothers under similar conditions. The Corporation furthermore intends to develop additional related services by developing a fetal heart rate analysis pattern and by creating a database accessible by Internet;

     d) "CHANGE OF CONTROL" means either i) the Institutional Shareholders selling all their class "A" Common Shares in the Corporation's share capital to a third party(ies) or ii) the Corporation selling the Business to a third party(ies) or (iii) the occurrence of the event mentioned at paragraph 6.2.1 of the Stock Option Plan;

     e) "FISCAL YEAR" means the Corporation's fiscal year which currently runs from November 1st of one calendar year to October 31st of the following calendar year;

     f) "INSTITUTIONAL SHAREHOLDERS" has the meaning given thereto in the Shareholders' Agreement;

     g) "NON-VOTING COMMON SHARES" means the non-voting class "B" common shares in the Corporation's share capital;

     h) "SHAREHOLDERS' AGREEMENT" means that certain unanimous shareholders' agreement of the Corporation dated January 18, 2001, as same may be amended, supplemented or replaced; and

     i) "STOCK OPTION PLAN" means the Corporation's current stock option plan established for its eligible employees and board members in order to provide them with an incentive to promote, to the best of their abilities, the interests of the Corporation. A copy of the plan is attached hereto as Schedule 1.1(i).

2.   APPOINTMENT AND DURATION

2.1 The Corporation undertakes to engage the Executive in the capacity of President and Chief Executive Officer effective as of November 1, 2001. For greater certainty, however, the parties wish to confirm that notwithstanding the foregoing, the terms and conditions of this Agreement are effective as of October 9, 2001.

2.2 Subject to the terms of the probation period provided for in PARAGRAPH 2.3 and the terms of PARAGRAPH 2.7, this Agreement shall be for an indeterminate period of time commencing as of October 9, 2001. The terms and conditions of this Agreement will be reviewed and, if required, revised by the parties within thirty (30) days of the end of each Fiscal Year during the term hereof. In addition the parties may review and, if required, revise the terms and conditions of this Agreement at the end of the probation period provided for in PARAGRAPH 2.3.

2.3 The first ninety (90) calendar days of the Executive's employment, beginning on October 9, 2001, shall be considered a probation period and the Corporation has, subject to the terms of PARAGRAPH 6.1.1, full discretion during this period to notify the Executive of its decision to terminate the employment.

2.4 The functions of the Executive, as President and Chief Executive Officer, shall consist of managing the business of the Corporation as well as all other tasks and responsibilities that may be reasonably attributed to her by the board of directors of the Corporation from time to time including, without limitation, those described in SCHEDULE 2.4 hereof.

2.5 The Executive shall carry out her functions at the head offices of the Corporation currently in the City of Montreal.

2.6 It is confirmed that in her capacity as acting Chief Executive Officer, the Executive is entitled, in accordance with the terms of the Shareholders' Agreement, to be a director of the Corporation.

2.7 The Executive acknowledges that her engagement hereunder is conditional upon obtaining the requisite approval of the Institutional Shareholders as set out in Section 6.1.13 of the Shareholders' Agreement.

3.   REMUNERATION

3.1 The Corporation shall provide to the Executive a remuneration package, excluding the bonuses set out in PARAGRAPH 3.2, not exceeding a gross amount of $180,000.00 per annum, of which the salary portion is payable in bi-weekly installments, less such deductions as are required by applicable law and regulations.

3.2 In addition to her remuneration package, the Executive is entitled to a bonus, the whole subject to the following terms and conditions:

     3.2.1 the bonus payable shall be equal to fifty percent (50%) of the Executive's remuneration package referred to in PARAGRAPH 3.1 and shall be conditional upon the fulfillment of the milestones attributed to her by the board of directors of the Corporation such as provided in PARAGRAPH 3.2.2; if less than all of the milestones are fulfilled, the board of directors may grant to the Executive a bonus which is less than 50% of the remuneration package;

     3.2.2 within a sixty (60) day period following the start of each Fiscal Year during the term hereof, the board of directors of the Corporation together with the Executive will establish the milestones to be attained by the Executive in order to be entitled to her bonus. The milestones will allow the board of directors of the Corporation to evaluate the performance of the Executive in achieving the business plan of the Corporation. These milestones will have to be approved by the Institutional Shareholders pursuant to Section 6 of the Shareholders' Agreement. The Executive will then be notified in writing of the milestones, no later than ninety (90) days following the start of each Fiscal Year; and

     3.2.3 starting with the audited financial statements for the Fiscal Year ending on October 31, 2002, the bonus for that year and for each subsequent year thereafter shall, subject to the terms of this PARAGRAPH 3.2, be paid in a lump sum within ten (10) days of the receipt by the Corporation of its audited financial statements for each applicable year, it being understood that in the event the Executive does not remain employed for the whole year with respect to which the bonus is payable, the Executive is entitled to a prorated portion of the bonus otherwise payable for such year based on the actual number of days the Executive is employed by the Corporation.

3.3 It is further understood that the Executive is eligible to participate in the Stock Option Plan and the Corporation hereby grants her the following options to subscribe to Non-Voting Common Shares pursuant to the Stock Option Plan, the whole in accordance with the following terms and conditions:

     3.3.1 upon the execution of this Agreement by both parties, options to subscribe to 10,000 Non-Voting Common Shares are granted and will immediately vest;

     3.3.2 for the Fiscal Year ending on October 31, 2002, options to subscribe to an additional 10,000 Non-Voting Common Shares will be granted within thirty (30) days thereafter and will immediately vest;

     3.3.3 for each of the Fiscal Years ending on October 31, 2003, 2004 and 2005, options to subscribe to an additional 5,000 Non-Voting Common Shares will be granted within thirty (30) days of the end of each such Fiscal Year, and will immediately vest;

     3.3.4 in the event the milestones referred to in PARAGRAPH 3.2.2 are fulfilled, additional options representing a further 5,000 Non-Voting Common Shares for each of the Fiscal Years ending on October 31, 2003, 2004 and 2005 shall be granted within thirty (30) days of the end of each such Fiscal Year, and immediately vest;

     3.3.5 for greater certainty, it is acknowledged that the granting of the options referred to in PARAGRAPHS 3.3.2, 3.3.3 and 3.3.4 is further conditional upon the Executive remaining employed with the Corporation until October 31st of the year for which the grant is made (and in the event the Executive ceases to be an employee of the Corporation prior to such date, the right to exercise the applicable set of options as well as all further options shall lapse and be of no effect) provided, however, that in the event the Executive is terminated as a direct consequence of a Change of Control, the parties agree that the aggregate of the options referred to in PARAGRAPHS 3.3.2, 3.3.3 and 3.3.4 shall immediately vest with the Executive;

     3.3.6 the exercise price of the options shall be $12.50 per share, payable cash as at the date each option is exercised;

     3.3.7 it is understood that the grant of the above-mentioned stock options will be approved by the Board of Directors of the Corporation and that a Notice of Participation pursuant to the Stock Option Plan will be issued accordingly, reflecting the terms and conditions set out in PARAGRAPH 3.3 and following; and

     3.3.8 all other terms and conditions applicable to the options herein granted are as set out in the Stock Option Plan.

4.   EXPENSES

4.1 The Corporation shall on a monthly basis reimburse the Executive the expenses reasonably incurred by her in the proper performance of her duties subject to the production of receipts or vouchers.

5.   VACATION

5.1 In addition to Quebec statutory general holidays, the Executive is entitled to four (4) weeks paid vacation per year, to be taken beginning in the first year of employment. The Executive shall have the right to carry forward any unused part of her vacation entitlement for one (1) subsequent reference year.

6.   TERMINATION

6.1 Subject to the terms of PARAGRAPH 6.3, in the case where the Corporation terminates the employment of the Executive, it must provide the Executive with an indemnity in lieu of notice based on the Executive's remuneration package and bonus for the previous year, prorated as required, payable in one lump sum upon the termination of her employment as follows:

     6.1.1  three (3) months if terminated during the probation period;

     6.1.2 twelve (12) months if terminated within the three hundred and sixty-five (365) day period immediately following the end of the probation period; and

     6.1.3  eighteen (18) months if terminated thereafter.

6.2 Notwithstanding the foregoing, the Executive shall be entitled to a twenty-four (24) month indemnity in lieu of notice based on the Executive's remuneration package and bonus for the previous year, prorated as required in the event her employment with the Corporation is terminated as a direct consequence of a Change of Control or in the event that she decides, within sixty (60) days of the occurrence of the Change of Control, to terminate her employment with the Corporation as a direct consequence of a Change of Control.

6.3 Notwithstanding anything herein contained to the contrary, the Corporation shall be entitled to terminate this Agreement without notice, or indemnity in lieu of notice, "for cause".

6.4 In case of termination for any of the above reasons, the Executive shall be entitled to receive any and all outstanding amounts owing as part of her remuneration package referred to in PARAGRAPH 3.1 or bonus at the date of termination or resignation.

7.   DUTIES

7.1 The Executive shall devote the whole of her time, attention and ability during normal working hours to the business of the Corporation. The Executive shall well and faithfully serve the Corporation during the continuance of her engagement hereunder and use her best efforts to promote the interest and welfare thereof. The Executive shall specifically avoid being engaged in any outside business activities which may either constitute or have the appearance of a conflict of interest with the Business or the business of any Affiliate.

8.   INTELLECTUAL PROPERTY

8.1 The Executive hereby acknowledges that the Corporation or applicable Affiliate, as the case may be, is the sole and exclusive beneficial owner of all rights, titles and interests in the intellectual property, trade secrets, patents, trade marks, trade or brand names, business names, copyrights and all technology of the Corporation or applicable Affiliate including, without limiting the generality of the foregoing, any information, documentation and data, developed, created or used by or with the help of the Executive in connection with the Business or the business of the applicable Affiliate and the Executive shall assist the Corporation and applicable Affiliate their attorneys and agents, (upon demand and at the Corporation's expense), in the preparation of pursuit anywhere in the world of any application for registration of patent or any other rights resulting from such intellectual property.

8.2 The Executive shall, immediately and completely, during the term of this Agreement and thereafter, reveal and surrender to the Corporation and applicable Affiliate, free of any charge but at no cost to the Executive, any and all rights, titles and interests in said intellectual property.

9.   CONFIDENTIALITY

9.1 The Executive acknowledges that the Corporation or applicable Affiliate, as the case may be, is the owner of all of its intellectual property, trade secrets and confidential information, which includes in the Corporation's case, without limitation, the Corporation's inventions, its technology, its processes, its methods, its developments, its marketing and financial information, its business practices, the names of its existing customers, the names of prospective customers with which it is negotiating, its pricing practices, the prices of its existing contracts, the prices quoted by it for proposed contracts and the content of its outstanding tenders, and the Executive agrees and covenants that she shall not, during the term of her employment with the Corporation and at any time thereafter, use for her own purposes or divulge, or allow access to, any of such trade secrets and confidential information to any person, either directly or indirectly, except for the information that is available in the public domain or that has otherwise been made legitimately public by the Corporation or the applicable Affiliate.

9.2 This provision shall survive the termination of this Agreement for any reason whatsoever.

10.  NON-COMPETITION

10.1 For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Executive agrees that at all times during the term of her employment with the Corporation and for twelve (12) months following the date of termination of her employment if such termination occurs, within the first three hundred and sixty-five (365) days following the end of her probation period, or for a term of twenty-four (24) months if such termination occurs after the first three hundred and sixty-five (365) days following the end of her probation period, she shall not engage as employer, employee, principal, agent, shareholder, director, officer, partner, consultant, lender or otherwise, directly or indirectly, in a business in competition with the Business or the business of any Affiliate in any markets throughout the world where the Corporation or any Affiliate has had clients in the year preceding her ceasing to be employed by the Corporation.

10.2 The provisions of PARAGRAPH 10.1 shall survive the termination of this Agreement, except if the Executive is terminated without cause.


11.  NON-SOLICITATION

11.1 The Executive agrees that she shall not, for the same period as mentioned in PARAGRAPH 10.1, hire or recruit any employee of the Corporation or any of its Affiliates or encourage any such employee to leave the Corporation or any Affiliate.

11.2 The provisions of PARAGRAPH 11.1 shall survive the termination except if the Executive is terminated without cause.


12.  GENERAL

12.1 PAYMENTS IN ACCORDANCE WITH APPLICABLE LAW

     All payments which the Corporation is required to make pursuant to the terms hereof shall be made in accordance with applicable law and regulations and under no circumstance shall the Corporation be responsible for any personal income tax of the Executive.

12.2 PREAMBLE AND SCHEDULES

     The preamble and Schedules hereto form an integral part of this Agreement.

12.3 OTHER TERMS

     The provisions of the Corporation's standard terms and conditions of employment (as amended from time to time) shall be included in the terms of the Executive's employment, except to the extent that they are inconsistent with this Agreement, or that they substantially modify the conditions of employment of the Executive.

12.4 PRIOR AGREEMENTS

     This Agreement sets out the entire agreement and understanding of the parties with respect to the subject matter hereof and is in substitution for any previous agreements, promises, proposals, understandings and negotiations between the parties hereto which are inconsistent with the terms of this Agreement.

12.5 GOVERNING LAW AND INTERPRETATION

     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Quebec. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

12.6 SEVERABILITY OF THE TERMS OF THE CONTRACT

     Each paragraph of this Agreement shall be and remain separate and independent of and severable from all and any other paragraphs herein except as otherwise indicated by the content of the Agreement. A decision or declaration that one or more paragraph(s) are null and void shall have no effect on the remaining paragraphs of this Agreement.

12.7 LANGUAGE OF AGREEMENT

     The parties hereby confirm that they have required that this Agreement and all notices in connection therewith be drafted in the English language. Les parties confirment qu'elles ont exigees que cette convention et tous avis s'y rattachant soient rediges en anglais.

AND THE PARTIES HAVE SIGNED:

                                             LMS MEDICAL SYSTEMS LTD.


                                             Per: "Benoit LaSalle"
                                                  ------------------------------
                                                  Benoit LaSalle
                                                  Chairman of the Board


                                                  "Diane Cote"
----------------------------                      ------------------------------
WITNESS                                           DIANE COTE

                                 SCHEDULE 1.1(I)

                              STOCK OPTION PLAN OF


                            LMS MEDICAL SYSTEMS LTD.


1.   PURPOSE

1.1 The stock option plan (the "PLAN") is established for eligible employees and board members of LMS MEDICAL SYSTEMS LTD. (the "CORPORATION") for the purpose of providing them with an incentive to promote, to the best of their abilities, the interests of the Corporation through the granting of options to subscribe non voting common shares of the Corporation (the "NON VOTING SHARES"). The Plan is designed to allow the eligible persons meeting predetermined milestones to participate in the growth and success of the Corporation in the period prior to either: a) listing the shares of the Corporation on a recognized North American stock exchange, or b) the acceptance by the shareholders of the Corporation holding more than 50% of the common shares of an offer to acquire their shares.

2.   MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS

2.1 The maximum number of Non Voting Shares which may be subject to options conferred pursuant to the Plan shall not exceed 10% of the outstanding common shares and Non Voting Shares of the Corporation at the time any option is granted (the "POOL OF SHARES OFFERED").

2.2 A number equal to 25% of the Pool of Shares Offered shall be made available for issuance under the Plan to eligible persons on October 25, 1997, and each year thereafter (the "ANNUAL OPTIONS OFFERED"). Any of the Annual Options Offered not granted to eligible persons in a given year shall be added to the Annual Options Offered of the following year of the Plan.

3.   ELIGIBILITY

3.1 All the eligible persons of the Corporation may participate in the Plan after six months of employment or appointment as the case may be.

3.2 Each eligible person shall received the Notice of Participation referred to in paragraph 4.1, and the options he is entitled to will be granted to him on an annual basis, shortly after the first meeting of the board of directors of the Corporation (the "BOARD") following each fiscal year end of the Corporation.

4.   GRANT OF OPTIONS

4.1 The Board may determine from time to time, upon management's recommendation, the eligible persons to whom options may be granted pursuant to the Plan, the milestones to be attained, the time frame for the accomplishment of such milestones, the number of

     Non Voting Shares subject to such options and their subscription price. The Corporation shall then inform in writing each eligible person an the specific conditions of his participation in the Plan (the "NOTICE OF PARTICIPATION").

4.2 Once a year as provided for in paragraph 3.2 and upon fulfilment of his obligations established in the Notice of Participation, an eligible person shall be granted the options he is entitled to pursuant to the Notice of Participation. Each option shall be evidenced by a stock option agreement substantially in the form of the agreement annexed hereto as SCHEDULE 4.2

5.   PRICE

5.1 The options granted pursuant to the Plan may be exercised by their holders in consideration of a subscription price per Non Voting Share determined by the Board periodically and set out in each Notice of Participation and its corresponding stock option agreement executed between the eligible person and the Corporation.

6.   TERMS OF THE OPTIONS

6.1 Except provided otherwise in this Plan, any option granted under the Plan may be exercised at any time before the fifth anniversary of its issuance.

6.2 Notwithstanding PARAGRAPH 6.1, all the options granted under the Plan will become exercisable, including all the options reserved for each eligible person pursuant to a Notice of Participation and not yet granted, will automatically become available for subscription under the Plan at the occurrence of one of the following events:

     6.2.1 the shareholders of the Corporation holding more than 50% of the voting common shares have accepted an offer of a third party to acquire all of their shares; or

     6.2.2 the Corporation proceeds to the listing of its shares on a recognized North American stock exchange.

6.3 Each eligible person shall receive at least 10 days before the occurrence of the events mentioned in PARAGRAPH 6.2 a notice from the Corporation with full particulars of the proposed transaction, in order to allow such person to exercise his rights accordingly. The eligible person shall notify the Corporation in writing of his intent to exercise his options or rights hereunder. Any option or right to subscribe Non Voting Shares not exercised within 10 days of reception of such notice shall be extinguished without further notice or delay.

7.   DEATH

7.1 Notwithstanding PARAGRAPH 6.1, upon death of an eligible person, his or her estate will be entitled to exercise the options then granted to the deceased, within one year after the date of the death. The deceased and his or her estate shall have no right whatsoever in the options reserved to the deceased pursuant to a Notice of Participation and not yet granted at the time of the death.

7.2 Should the estate of the deceased receive from the Corporation the notice provided for in PARAGRAPH 6.3 the exercise period for options granted to the deceased shall be reduced accordingly.

8.   TERMINATION OF EMPLOYMENT

8.1 Notwithstanding PARAGRAPH 6.1, if the employment or the appointment of an eligible person, as the case may be, is terminated far cause, no option granted under the Plan and held by such eligible person may be exercised, and such eligible person shall have no right to any Non Voting Shares thereunder following the date of the notice of such termination.

8.2 Notwithstanding PARAGRAPH 6.1, if the employment or the appointment of an eligible person, as the case may be, is terminated otherwise than for cause, such eligible person shall indicate by written notice to the Corporation within one month of such termination whether or not he intends to exercise his options, failing which he shall be irrevocably presumed to have relinquished all his rights under the Plan. In addition, the eligible person will be entitled to exercise the options granted to him within three months of the termination of his employment or appointment. Any option not exercised within such period shall be extinguished without further notice or delay.

8.3 Upon termination of employment or appointment as provided in PARAGRAPH 8.2, the eligible person shall have no right whatsoever in the options reserved to him pursuant to a Notice of Participation and not yet granted at the time of termination.

8.4 Should the eligible person receive from the Corporation the notice mentioned in PARAGRAPH 6.3, the exercised period provided in PARAGRAPH 6.3 should take precedent over the one applicable in PARAGRAPH 8.2.

9.   EXERCISE OF OPTIONS

9.1 The options granted pursuant to the Plan may be exercised, in full or in part, by written notice to the secretary of the Corporation in the form and substance of the exercise notice set forth in SCHEDULE 9.1 hereto, such notice to be accompanied by a certified cheque made payable to the Corporation in the amount of the full price of the Non Voting Shares so subscribed for. The Corporation shall cause a certificate for the number of shares specified in the notice to be issued and registered in the name of the eligible person and delivered to him within reasonable time following the reception of the notice and of the cheque accompanying it.

10.  NON-ASSIGNABILITY OF OPTIONS

10.1 The options granted under the Plan are granted "intuitu personae" and may not be sold, be transferred or be assigned as security by their holders except with the prior approval of the Board; any such sale, transfer or assignment of the options granted pursuant to the Plan without approval of the Board shall consequently render null and void such options.

11.  AMENDMENT TO THE SHARES

11.1 In the case of the subdivision, redivision, change, exchange, a combination or a reclassification of the Non Voting Shares or the common shares of the Corporation, or any other analogous amendment to the structure of the share capital of the Corporation during the term of this Plan, the Corporation undertakes to deliver to the eligible person shares adjusted, upward or downward, as the case may be, so as to take into account any of the foregoing events, and not the number of Non Voting Shares represented by the option, as if the option had been exercised immediately prior to the subdivision, redivision, change, exchange, combination or reclassification or any other analogous amendment, as the case may be, without the eligible person having to make any additional payment or give other consideration.

11.2 Should the shareholders of the Corporation holding more than 50% of the common shares have accepted an offer of a third party to acquire all of their shares, then the Corporation shall exchange all of the Non Voting Shares for common shares of the Corporation on a ratio of 1 for 1.

12.  POWERS OF THE BOARD

12.1 The Plan is under the management and administration of the Board. The Board may from time to time, by resolution, amend or terminate and annul this Plan and adopt any measure that is felt necessary or desirable for the good administration of this Plan.

12.2 The Board may interpret the Plan and make any decision in its respect as to any question which may arise in respect of the Plan and the decisions of the Board shall be final and binding on all parties affected thereby.

12.3 The Board may, notwithstanding the establishment of the Plan, reserve additional Non Voting Shares of the share capital of the Corporation in order to confer to any person rights of conversion, of subscription or of purchase of shares, or options, being understood that the Plan is not exclusive.

12.4 A copy of all the documents related to the Plan such as resolutions of the Board, Notice of Participation, stock option agreement and exercise notice shall be forwarded to the compensation committee of the Corporation.

13.  COMING INTO EFFECT

13.1 This plan comes into effect on October 25, 1997.

                                  SCHEDULE 2.4

                            LMS MEDICAL SYSTEMS LTD.


                               (THE "CORPORATION")

                                   DIANE COTE


--------------------------------------------------------------------------------
Title:                             President and CEO
--------------------------------------------------------------------------------
Reports to:                        Board of Directors
--------------------------------------------------------------------------------
Interfaces with:                   Customers, Suppliers, Distributors,
                                   Representative Organizations, Competitors,
                                   Sources of Financing, Government Agencies,
                                   Regulatory Authorities, Professional
                                   Societies
--------------------------------------------------------------------------------
Key Responsibilities:              Develop strategic and operating plans for
                                   future growth and profitability of the
                                   company
--------------------------------------------------------------------------------
                                   Ensure that the Corporation is appropriately
                                   financed, equipped, and staffed
--------------------------------------------------------------------------------
                                   Lead and manage the human capital - team
                                   building, visioning, communicating
--------------------------------------------------------------------------------
                                   Create and enhance the internal planning and
                                   control business systems - set standards
--------------------------------------------------------------------------------
                                   Oversee the creation and delivery of all
                                   financial and managerial reporting required
                                   by the board
--------------------------------------------------------------------------------
                                   Hands-on management to ensure that both the
                                   technical and sales efforts are on schedule
                                   and on budget; take corrective action where
                                   necessary
--------------------------------------------------------------------------------
                                   Locate potential strategic sales and
                                   technical alliance partners - negotiate as
                                   required to carry out the corporate growth
                                   objectives
--------------------------------------------------------------------------------
                                   Responsibility for overseeing all human and
                                   financial resources, marketing and sales,
                                   research and development, and operations
--------------------------------------------------------------------------------

MEMORANDUM OF AGREEMENT entered into in the City and District of Montreal, Province of Quebec, this "9th " day of "September" 1996.

BETWEEN: LMS LABOR MANAGEMENT SYSTEMS LIMITED, a duly incorporated corporation, having its principal office at 2020 University Street, Suite 1305 in the City and District of Montreal, Province of Quebec

                                 (Hereinafter referred to as the "Company")

AND: DR. EMILY HAMILTON, physician, of the City of Verdun (Nuns' Island), Province of Quebec

                                 (Hereinafter referred to as "Dr. Hamilton")

WHEREAS the holding body corporate (as such term is defined in the Canada Business Corporations Act) of the Company is Martinex R & D Inc.;

WHEREAS the Company is negotiating financing for start-up operations and is anticipated to achieve commitment and funding during the summer of 1996 ("Financing");

WHEREAS the Company was incorporated in 1993 and Dr. Hamilton has served, since the date of incorporation, and is currently holding the position of President and Vice-President of Medical Technology;

WHEREAS the Company desires to engage a new President and Chief Executive Officer in the event of a successful Financing and to commit to writing the terms and conditions of Dr. Hamilton's continued employment as Vice-President of Medical Technology;

WHEREAS the present Agreement is conditional upon receipt of funds by the Company from said Financing:

                  NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:


1.   PREAMBLE


1.1  The preamble forms an integral part of the present agreement.


2.   APPOINTMENT AND DURATION

2.1 The Company undertakes to engage Dr. Hamilton in the capacity of Vice-President of Medical Technology for an indeterminate period of time commencing on the date of receipt of funds from Financing or on the date of the beginning of Dr. Hamilton's leave of absence from McGill University, which is October 1st, 1996.

2.2 Dr. Hamilton shall carry out her functions at the head offices of the Company currently in the City of Montreal.

2.3 Dr. Hamilton shall also be entitled to be a member of the Board of Directors of the Company, for as long as she may desire.

2.4 Dr. Hamilton shall continue to be responsible for the medical aspects of the products, to ensure that same will remain uncompromised and of the highest quality. As such, she will continue to have direct control over all medical research and to participate in product development.

3.   REMUNERATION

3.1 The Company shall pay to Dr. Hamilton a gross base salary of $115,000 per annum, payable in bi-weekly instalments.

3.2 Dr. Hamilton's basic salary shall be reviewed by the Company at least once in each financial year. Should the percentage of her time committed to the Company change substantially, her gross base salary will be adjusted accordingly. Pursuant to paragraph 8.1, Dr. Hamilton will continue to derive some remuneration from outside the Company.

3.3 As of the beginning of the second year of the present Agreement, in addition to the gross base salary, the Company shall pay to Dr. Hamilton a minimum of forty percent (40%) of her gross base salary in the event the Company meets the reasonable established targets set at the end of the previous year.

3.4 Payment to Dr. Hamilton of said bonus commences at the end of the second year of the present Agreement and shall be exigible if she attains ninety percent (90%) of target and increase without limitation if said targets are exceeded.

3.5 It is acknowledged that after the Financing, Dr. Hamilton will own ten and twenty-seven one hundredths of one percent (10.27%) of the issued and outstanding shares in the capital stock of the Company on a fully-diluted basis.

4.   BENEFITS

4.1 In addition to the above, the Company shall pay to Dr. Hamilton the following benefits, in an amount equal to the difference between the current value of such benefits paid to her by McGill University (as same may be adjusted from time to time in subsequent years) , and the portion thereof which McGill University shall continue to pay to Dr. Hamilton or for her benefit:

     (a) medical expenses, payable quarterly in lieu of a medical plan to a maximum of $2,000 per year; and

     (b) pension contributions to Dr. Hamilton's RRSP, payable quarterly in lieu of a pension plan to a maximum of $3,500 per year.

5.   EXPENSES

5.1 The Company shall reimburse Dr. Hamilton monthly for all travelling, hotel, entertainment and other expenses reasonably incurred by her in the proper performance of her duties, subject to the production of receipts or vouchers.

6.   VACATION

6.1 In addition to Quebec statutory general holidays, Dr. Hamilton is entitled to four (4) weeks paid vacation per year. Dr. Hamilton shall have the right to carry forward any unused part of her vacation entitlement for one (1) subsequent reference year. However, if at the end of the subsequent reference year there remains an unused part of her vacation entitlement, Dr. Hamilton shall be compensated for said unused part. It is the intention of the parties that Dr. Hamilton's vacation entitlement shall be similar to that established for other senior management.

7.   TERMINATION

7.1 In the case where the Company terminates the appointment of Dr. Hamilton, it must provide Dr. Hamilton with one (1) year's notice or an equivalent indemnity in lieu of notice payable in one (1) lump sum upon the termination of her appointment. In the case where Dr. Hamilton terminates the appointment, she must provide two (2) months' notice to the Company.

7.2 However, the Company shall be entitled to terminate the present contract of employment without delay "for just and sufficient cause".

7.3 In case of termination for any of the above reasons, Dr. Hamilton shall be entitled to receive any and all outstanding or accruing salary or remuneration as of the date of termination by either party including any and all commissions, bonus or benefits to which she is entitled and this, on a pro rata basis to the date of termination, as required.

8.   DUTIES AS VICE-PRESIDENT OF MEDICAL TECHNOLOGY

8.1 Dr. Hamilton shall exercise due diligence in carrying out her duties as Vice-President of Medical Technology of the Company to work toward the success of the Company and to implement her vision of a superior system for labour monitoring. It is understood that this undertaking will occupy most of her working time. It is agreed, however, that she shall continue to devote about eight (8) to ten (10) hours per week to the department of obstetrics at McGill teaching hospitals and McGill University to maintain her professional status as a professor of medicine and practising gynaecologist for the mutual benefit of both the Company and Dr. Hamilton.

8.2 Dr. Hamilton shall apply due diligence in promoting the best interests of the Company.

9.   CONFIDENTIALITY

9.1 Dr. Hamilton shall maintain the confidentiality of the intellectual property, computer programs, research, trade secrets, insider information, financial and business information and all matters relating to the operation and status of the Company and shall not in any manner divulge any such information to any third party, unless required within the normal performance of the functions of this position, by contract or by law.

9.2  This provision shall survive the termination of this Agreement.

10.  NON-COMPETITION

10.1 During the course of her employment, nor for the period of one (1) year following termination of the present Agreement by Dr. Hamilton or by the Company for any cause, Dr. Hamilton shall not engage, in any manner or capacity whatsoever, directly or indirectly, whether as an employee, consultant, advisor, project director, shareholder, independent contractor or otherwise to compete with the then current product base of the Company.

11.  LANGUAGE OF AGREEMENT

11.1 The parties hereby request that this Agreement and all notices in connection therewith be drafted in the English language. Les parties exigent par la presente que cette convention et tout avis s'y rattachant soient rediges en anglais.

AND THE PARTIES HAVE SIGNED:



                                                    "Emily Hamilton"
                                                    ----------------------------
                                                    DR. EMILY HAMILTON



                                                    LMS LABOR MANAGEMENT SYSTEMS
                                                    LIMITED


                                                     per: "Michael I. Levy"
                                                          ----------------------
                                                          Michael I. Levy



                                                     MARTINEX R & D INC.

                                                     per: "Ervin Spinner"
                                                          ----------------------
                                                          Ervin Spinner

MEMORANDUM OF AGREEMENT entered into in the City and District of Montreal, Province of Quebec on the 1st day of March, 2002.

BETWEEN: LMS MEDICAL SYSTEMS LIMITED, a duly incorporated corporation, having its principal office at 5252 de Maisonneuve Boulevard West, Suite 314, in the City and District of Montreal, Province of Quebec H4A 3S5, herein acting and represented by Ms. Diane Cote, its President and Chief Executive Officer, duly authorized hereunto as she so declared

                                   CALM MEDICAL SOLUTIONS, 1652 ELKWOOD COURT,
                                   ANAPOLIS, MARYLAND, U.S.A. , a duly
                                   incorporated corporation, having its
                                   principal office at 5252 de Maisonneuve
                                   Boulevard West, Suite 314, in the City and
                                   District of Montreal, Province of Quebec H4A
                                   3S5, herein acting and represented by Ms.
                                   Diane Cote, its President and Chief Executive Officer, duly authorized hereunto as she so declared

                                   (Hereinafter referred to as the "Company")

AND: MR. TIMOTHY STEPHEN BETTS, residing and domiciled at 211, West Camden Forest Drive, Cary, North Carolina, 27511, United States.

                                   (Hereinafter referred to as the "Employee")

WHEREAS the Company has retained the services of the Employee as Vice-President, Development, and the Employee wishes to enter the employment of the Company in the same capacity;

WHEREAS the Company and the Employee desire to enter into a formal employment agreement to set out in writing their respective rights and obligations;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.   PREAMBLE

     1.1 The preamble to this Agreement shall constitute an integral part hereof.

2.   EMPLOYMENT AND DUTY

     2.1 The Company undertakes to engage the Employee in the capacity of Vice-President of Development.

     2.2 In his capacity as Vice-President of Development, the Employee shall be responsible for the development of the Company's software, subject to such directives as may be communicated to the Employee from time to time by the President.

     2.3 The Employee agrees to devote during working hours his full-time, attention, skill and effort to the enhancement and increase of the Company business. The Employee further covenants that he will faithfully perform those duties which are assigned to him to the best of his abilities and that he will not engage in any other active business, during normal business hours, subject only to the rights to engage in activities directly relating to passive investments by the Employee which do not interfere with the Employee's duties and responsibilities pursuant to this Agreement and which, in any event, do not occupy the Employee during normal business hours. It is further understood that the Employee shall not, during the term of this agreement, receive, directly or indirectly, any gain, profit, or other pecuniary advantage arising from or relating to any transaction entered into between the Company or its affiliates and any third party, or arising from or relating to the business activities or the nature of the business activities engaged in by the Company or its affiliates.

     2.4 The Employee shall carry out his functions at the head offices of the Company currently in the City of Montreal and from his home at least one (1) week per month.

3.   REMUNERATION

     3.1 During the term of the Agreement, the Employee shall receive a yearly basic salary of $135,000 U.S. per annum, payable in bi-weekly instalments.

     3.2 The Company shall pay to the Employee an additional $15,000 U.S. for the period of March 1, 2002 to February 28, 2003.

     3.3 For the period of March 1, 2002 to August 31, 2002, the Company will pay to the Employee an allowance of a maximum of $35,000 U.S. for lodging, travelling and related expenses, in accordance with the Company's policy in this respect, provided that such expenses are fully supported by receipts or other appropriate documentation.

     3.4 The Employee is entitled to receive a bonus of up to 30% of his yearly basic salary, in accordance with the bonus plan of the Company.

4.   STOCK OPTION

     4.1 Subject to the approval of the Board of Directors of the Company, and any other required approvals, the Employee will receive, upon signature of the present,

          5,000 Stock Options under the terms and conditions of the Employees' Stock Option Plan ("ESOP") at an exercise price of $12.50 CDN per share.

     4.2 The Employee will also have the possibility to have granted to him, on an annual basis, of 3% of his yearly basic salary, in the ESOP. It is understood that the grant of such options (including the exercise price thereof) to the Employee shall be at the discretion of the Board of Directors of the Company to be given at the beginning of each fiscal year.

5.   VACATION AND BENEFITS

     5.1 The Employee is entitled to four (4) weeks paid vacation per year. The Employee shall have the right to carry forward any unused part of his vacation entitlement for one (1) subsequent reference year.

     5.2 The Employee will not take more than two (2) consecutive weeks of vacation at a time.

     5.3 The Employee shall be included in the Company's benefits plan at the Company's expense.

6.   TERMS OF EMPLOYMENT

     6.1 This agreement is for an undeterminate term and shall be deemed to have commenced on March 1, 2002.

7.   TERMINATION

     7.1 Notwithstanding paragraph 6.1, the parties understand and agree that the present Agreement may be terminated, in the following manner and in the following circumstances:

          7.1.1 The Company may terminate the employment of the Employee during the first year of the Agreement by giving the Employee a severance payment equivalent to twice the number of months worked up to a maximum of 75% of the yearly basic salary set forth in section 3.1. Should there be a termination during the second or third year, the Employee will be entitled to an indemnity equivalent to 75% of the yearly basic salary set forth in section 3.1.

          7.1.2 If the Employee terminates the present agreement within twenty-four (24) months after March 1, 2002 for the reason that the development department is outsourced and that no equivalent position can be offered to the Employee, the Employee will be entitled to receive 75% of his basic salary set forth in section 3.1 until he finds employment either with a new employer or as a contractual employee. It is understood that the total amount paid to the Employee will not exceed 75% of the yearly basic salary less any proceeds obtained from the sale of shares received from the bonus plan and any profit realized from the exercise of options resulting from the termination.

          7.1.3 In the case of a change of control of the Company (other than by initial public offering), which means the acquisition directly or indirectly of shares, giving the acquirer the right to name more than 50% of the directors of the employer the contract will remain in force unless the Employee resigns within a three (3) month period from the change of control. If the Employee resigns, he will be entitled to an indemnity representing 75% of his yearly basic salary for one year, less any proceeds resulting from the sale of shares received from the bonus plan and any profit realized on the exercise of option in accordance with the terms of the ESOP and bonus plan.

          7.1.4 If two (2) of the executives holding the position of C.E.O., Vice-President Marketing, Vice-President Research, Vice-President Operations leave the Company before March 1, 2004 and the Company presents a business plan which differs substantially from the original plan with regards to the products to be developed by the Company or the delay of development of such products or the targeted market, the Employee may after three (3) months following the resignation of the second executive, resign from his position and be entitled to an indemnity representing 75% of his yearly basic salary, less any proceeds resulting from the sale of shares received from the bonus plan and any profit realized on the exercise of ESOP in accordance with the terms of the options and bonus plan.

          7.1.5 In the event that there is a disagreement or dispute between the parties in establishing that the business plan referred to under paragraph 7.1.4 differs substantially from the original plan with regards to the products to be developed by the Company or the delay of development of such products or the targeted markets, such matter must be submitted for arbitration in accordance with the applicable provisions of the Code of Civil Procedure of Quebec, except to the extent as modified by the following provisions:

                 7.1.5.1 The matter shall be submitted to arbitration before Mrs. Diane Cote. If this person is not available, the parties will agree on the name of another single arbitrator;

                 7.1.5.2 The party requesting the arbitration must send to the other party an arbitration notice which shall include the confirmation from the arbitrator and the arbitration date. The arbitration must take place within thirty (30) calendar days of the date the arbitration was requested. The arbitration hearing shall be held in Montreal, Province of Quebec.

                 7.1.5.3 The arbitrator shall have the power to establish its own procedures and must render his decision in writing within thirty (30) calendar days of the hearing.

                 7.1.5.4 The allocation of the arbitration fees shall be as determined by the arbitrator and will be fully paid by the Company.

                 7.1.5.5 The decision of the arbitrator shall be final and not subject to appeal and shall be binding on the parties.

          7.1.6 The Company may terminate for just cause the employment of the Employee, without any notice or any payment, as specified in section 7.1.1. Just cause shall include, but not be limited to, dishonesty, inadequate performance of duties, material violation of documented Company policies or procedures, failure to act in accordance with the lawful direction of the Company.

          7.1.7 The Company may terminate the employment of the Employee without having to pay any severance payment if the employee is unable to perform his duties in Canada.

8.   DUTIES

     8.1 The Employee shall devote the whole of his time, attention and ability during normal working hours to the business of the Company. The Employee shall well and faithfully serve the Company during the continuance of his engagement hereunder and use his best efforts to promote the interest and welfare thereof. The Employee shall specifically avoid being engaged in any outside business activities that may either constitute or have the appearance of a conflict of interest with the business carried on by the Company.

9.   INTELLECTUAL PROPERTY

     9.1 The Employee hereby acknowledges that the Company is the sole and exclusive beneficial owner of all rights, titles and interests in the intellectual property, trade secrets, patents, trade marks, trade or brand names, business names, copyrights and all its developed technology including, without limiting the generality of the foregoing, any information, documentation and data, developed, created or used by or with the help of the Employee in connection with the business of the Company and the Employee shall assist the Company, its attorneys and agents, upon demand, in the preparation of pursuit anywhere in the world of any application for registration of patent or any other rights resulting from such intellectual property.

     9.2 The Employee shall, immediately and completely, during the term of this agreement and thereafter, reveal and surrender to the Company, free of any charge, any and all rights, titles and interests in said intellectual property.

10.  CONFIDENTIALITY

     10.1 The Employee acknowledges that the Company is the owner of all of its intellectual property, trade secrets and confidential information, which intellectual property, trade secrets and confidential information include, without limitation, the Company's inventions, its developed technology, its developments, its marketing and financial information, its business practices, the names of prospective customers with which it is negotiating, its pricing practices, the prices of its existing contracts, the prices quoted by it for proposed contracts and the content of its outstanding tenders, and the Employee agrees and covenants that he shall not, during the term of his employment with the Company and following the date of his ceasing to be employed by the Company, use for his own purposes or divulge, or allow access to, any of such trade secrets and confidential information to any person, either directly or indirectly, except for the information that is available in the public domain or that has otherwise been made legitimately public by the Company.

     10.2 This provision shall survive the termination of this Agreement.

     10.3 The Agreement entitled LMS Medical Systems Limited Non-Disclosure Agreement signed by the Employee July 1, 2001, will continue to be in force for the duration of the Agreement.

11.  NON-COMPETITION

     11.1 The Employee acknowledges that the product developed by the Company is a new concept which is to be marketed throughout the world and consequently, the Employee agrees that at all times during the terms of his employment with the Company and for twelve (12) months following the date of his ceasing to be employed by the Company, he shall: not engage as employer, employee, principal, agent, shareholder (other than owning shares of a publicly traded company), director, officer, partner, consultant, lender, investor or otherwise, directly or indirectly, in activities which directly compete with LMS operation which includes the incorporation of unique and specific LMS technology (e.g., labour progress module, patterns, ANNi, etc.) into those products and in countries where the Company had clients or prospective clients at the time of termination of employment.

     11.2 The Employee agrees that if he works on CIS products of any rival company, his assignment on CIS products will in no situations be in conflict with paragraph 11.1 (e.g., "his assignments" will not incorporate any unique and specific technology that will compete directly with LMS).

12.  NON-SOLICITATION

     12.1 The Employee agrees that, for a period of twelve (12) months from the date of termination of his employment, he shall not, directly or indirectly accept as a customer or solicit for purposes of competition with the Company, any person who is a customer or prospective customer of the Company at the date of termination of his employment or induce or attempt to induce any such person to cease doing business with the Company or to take his business elsewhere.

     12.2 Furthermore, the Employee agrees that he shall not, for the same period as mentioned in paragraph 12.1, hire or recruit any employee working for LMS at any time during the last two (2) month period preceding the date of termination of his employment, or encourage any such employee to leave the Company.

13.  GENERAL

     13.1 PRIOR AGREEMENTS

          This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company and the Employee.

     13.2 GOVERNING LAW AND INTERPRETATION

          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Quebec. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and be binding upon the respective successors and assignee of the parties hereto.

     13.3 SEVERABILITY OF THE TERMS OF THE CONTRACT

          Each paragraph of this Agreement shall be and remain separate and independent of and severable from all and any other paragraph herein except as otherwise indicated by the content of the Agreement. A decision or declaration or an agreement between the Employee and the Company that one or more paragraph(s) are null and void shall have no effect on the remaining paragraphs of this Agreement.

     13.4. LANGUAGE OF AGREEMENT

          The parties hereby agree that this Agreement and all notices in connection therewith be drafted in the English language. Les parties conviennent par la presente que cette convention et tous avis s'y rattachant soient rediges en anglais.

AND THE PARTIES HAVE SIGNED:

                                                  LMS MEDICAL SYSTEMS LIMITED


                                                  per: "Diane Cote"
                                                       -------------------------
                                                       Diane Cote, President and
                                                       Chief Executive Officer


                                                  CALM MEDICAL SYSTEMS LIMITED


                                                  per: "Diane Cote"
                                                       -------------------------
                                                       Diane Cote, President and
                                                       Chief Executive Officer



                                                  "Timothy Stephen Betts"
                                                  ------------------------------
                                                  Timothy Stephen Betts